                                                                  EXHIBIT 10.38



                          SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of the 1st day of October, 1995 by and between HORSESHOE GAMING, INC., a Nevada corporation ("Employer" or "Company") and MR. WALTER J. HAYBERT ("Employee"), and is made with reference to the following recitals of fact:

                                    RECITALS

         WHEREAS, Employer is the Manager of Horseshoe Gaming, L.L.C., a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino facilities in Tunica County, Mississippi and in Bossier City, Louisiana and intends to develop numerous other casino facilities in emerging gaming jurisdictions;

         WHEREAS, Employee has extensive experience in the gaming industry, and based upon his knowledge, experience and skill is capable of performing each and all of the duties and responsibilities to be assigned to Employee pursuant to the terms of this Agreement; and

         WHEREAS, Employer wishes to hire and employ Employee, and Employee desires to accept such employment pursuant to the terms of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                   AGREEMENT

         1. Definitions. All capitalized words referenced or used in this Agreement and not specifically defined herein shall have the meanings set forth on Exhibit A, attached hereto and made a part hereof.

         2. Term. This Agreement shall become effective and Employee's term of employment with Employer shall commence, for all purposes, on October 1, 1995 (the "Commencement Date") and shall terminate on July 31, 1998, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.

         3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Chief Financial Officer of Employer and the LLC and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer ("CEO") of the Company, which presently is Mr. Jack B. Binion. Employee shall not





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be reassigned to a different position, relocated to a different city (other than the city in which the company's headquarters are located) or assigned significantly different responsibilities from those set forth herein, without the reasonable concurrence and agreement of Employee.

         4.      Duties and Responsibilities.

                 A. General Duties. In his capacity as Chief Financial Officer of the Company and the LLC, Employee shall have responsibility for overseeing the financial activities and affairs of the Company and the LLC in a manner so as to maximize, to the best of his ability, the profitability of the Company and the LLC, for and on behalf of Employer in accordance with applicable laws and regulations. The authority of Employee to bind Employer and the LLC shall be as broad or as limited as may be determined from time to time by the Board of Directors of the Company. Within salary and policy guidelines established by the CEO and/or the Board and with the reasonable concurrence of the CEO, Employee shall have the authority to hire and fire employees of the Company who are assigned to perform financial duties and functions and who are under the direct or indirect supervision of Employee.

                 B. Specific Duties. Employee shall be responsible for the supervision and direction of all of the day-to-day financial activities of the Company and the LLC, including, without limitation, banking relationships, relationships with other lenders, relationships with the Company's and the LLC's independent certified public accountants, relationships with the Company's and the LLC's investment bankers and other stock analysts and investment advisors, cash management, overseeing preparation of the Company's and the LLC's (and their respective subsidiaries and affiliates) tax returns and other financial reporting requirements, establishment of policy and oversight of financial officers at property level and other similar functions typically performed by a Chief Financial Officer of a major casino and hotel company. In all instances, Employee shall coordinate with and oversee all department heads charged with direct responsibility for the various facets of the Company's and the LLC's financial affairs as described above so as to assure that all such employees are performing their respective assignments and such departments are being run in a thorough, competent and professional manner.

                 C. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Company and the LLC. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take any other action or omit to take any action, the result of which would be to create a conflict of interest between Employer or the LLC and Employee, or the result of which would





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benefit Employee, or any person associated with or affiliated with Employee, to the detriment of Employer or the LLC.

                 D. Full-Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full-time effort on the part of Employee, and accordingly, Employee agrees to devote his full time effort and resources for and on behalf of Employer and the LLC, and agrees that he will not, during the term hereof, enter into any other business activities or ventures, other than those which are passive in nature and which will not require the active participation of Employee.

                 E. Directives from CEO. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, reasonable and lawful directives and instructions of the CEO of the Company, Mr. Jack B. Binion, or his successor, and agrees that at all times his authority shall be subordinate to such CEO. With respect to any decisions as to which there is a disagreement between Employee and the CEO, the wishes and directives of the CEO shall prevail in all instances, and Employee shall carry out any and all reasonable and lawful directives from the CEO to the best of his ability.

                 F. Additional Future Responsibilities of Employee. Employer understands that Employee has significant experience in site selection and governmental relations in various emerging gaming markets. Accordingly, Employee agrees to be available, as requested by Employer, and as his other duties and responsibilities may permit, to assist Employer in pursuing and obtaining the right to develop new gaming facilities in various emerging gaming markets throughout the United States and in other countries throughout the world and to assist in the opening of any to-be-developed casinos and hotel facilities owned by subsidiaries or affiliates of the LLC (individually, a "Facility" and collectively, the "Facilities") in a manner so as to maximize the profitability of each Facility, for and on behalf of the Company and the LLC in accordance with applicable laws and regulations.

         5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Agreement, Employee shall be entitled to receive the following:

                 A. a base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year (the "Base Compensation"), payable semi-monthly; plus

                 B. Subject to the provisions of Section 11 hereof, an ownership interest of 500,489 Units in the LLC ("the Ownership Interest"). The Ownership Interest shall entitle Employee to receive allocations of Profits and Losses and distributions of Excess Cash of the LLC in accordance with the Limited Liability





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Company Agreement of the LLC (the "Operating Agreement") to which Employee is a party, including Net Profits and Excess Cash generated as a result of the LLC's interests in the Bossier City, Louisiana and Tunica, Mississippi casinos presently in operation as well as all other future operating subsidiaries to be owned in whole or in part (directly or indirectly) by the LLC; provided, however, that notwithstanding any other provision of this Agreement to the contrary, for all purposes hereunder and under the Operating Agreement, the Ownership Interest shall entitle Employee only to a share of the LLC's Net Profits generated after the date of this Agreement (the "Grant Date"). The Ownership Interest shall entitle Employee to a share of the appreciation in the value of the assets of the LLC over their fair market value as of the Grant Date, which is $273,678,894, but shall not entitle Employee to a share of the capital of the LLC as of the Grant Date, including any appreciation in the value of the assets of the LLC up to the Grant Date.

         6. Fringe Benefits. Employee shall be entitled to participate in such health and pension plans as Employer shall adopt for all of the executives of the Company; it being understood and agreed that the only pension plan that Employer anticipates adopting at this time is a Section 401(k) form of retirement plan. In addition, it is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits at no cost to Employee and/or entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the following:

                 A. to the extent Employer establishes a bonus plan or plans offering cash, stock options, stock grants or other equity ownership in the LLC, Employee shall be eligible for inclusion in such plan(s) on a fair and equitable basis in comparison to other participants in such plan(s) and on a basis generally consistent with industry standards and practices. Employee understands that the grant of any such cash or stock bonus, however, shall be in the sole discretion of the Board of Directors of the Company;

                 B. if the CEO determines that Employee should establish his office at the Company headquarters in Las Vegas, Nevada, the reasonable expense of moving his family and his personal belongings to Las Vegas, Nevada, plus reimbursement for any real estate commission paid by Employee to a licensed broker on the sale of Employee's principal residence in Memphis, Tennessee, and the closing costs associated with the acquisition by Employee of a new principal residence in Las Vegas, Nevada, provided that such reimbursement in the aggregate shall not exceed Fifty Thousand Dollars ($50,000);

                 C. if the CEO determines that Employee should establish his office at the Company headquarters in Las Vegas, Nevada,





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reasonable rental housing expenses, air transportation expenses and other similar expense incurred by Employee and/or Employee's spouse, for a period not to exceed sixty (60) days during Employee's relocation to Las Vegas, Nevada;

                 D. on an ongoing basis, all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities as Chief Financial Officer, such expenses to be subject to budgets established for such purpose;

                 E. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such policy to be on terms and conditions typically provided by major gaming companies, and subject to the maximum benefit limitations typically included in such plans. Such insurance coverage shall include insurance for disability in an amount and upon terms to be reasonably agreed upon and determined by Employer and Employee within sixty (60) days from and after the date hereof. Employer and Employee agree that Employer shall be obligated to continue the payment of Employee's base salary during any short term disability, i.e., one continuing for a period of 180 days or less, provided that such payments and obligations shall be reduced by the amount of any disability insurance payments Employee is entitled to receive during such period of time;

                 F. paid vacation of three (3) weeks per year; provided that Employee may not accumulate more than four (4) weeks of vacation, regardless of the amount of vacation actually taken by Employee during the course of his employment; and

                 G. reimbursement for the cost of maintaining an existing $500,000 term life insurance policy, insuring the life of Employee, provided that Employee remains insurable at the rate generally established by major life insurance companies for people who smoke, but are otherwise in good health and the same age as Employee; provided, however, that if Employee is in a higher risk category, said policy shall nevertheless continue to be made available to Employee, but Employer will only be obligated to pay that portion of the premium payable by a person who smokes, but is otherwise in good health, and all premiums in excess of such standard premium shall be paid by Employee.

         In addition to the foregoing, Employer and LLC agree to make available and provide to Employee within ten (10) days after request by Employee, a personal loan on the following terms and conditions:

             Amount                        Up to $200,000
             Interest Rate:                10% per annum
             Maturity:                     July 31, 1998
             Security:                     Pledge of Employee's Ownership
                                           Interest in the LLC





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         7.      Gaming License.  Employer and Employee understand that it may be necessary for Employee to apply for and obtain, and maintain in full force and effect at all times, a gaming license in various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations for persons serving in a similar capacity as Employee. Accordingly, Employee shall, promptly after the date hereof, make application for any and all required gaming licenses, fully cooperate in the investigation or investigations to be conducted in connection therewith, and otherwise use his best efforts to obtain such gaming licenses in a timely fashion. Employer shall fully cooperate with Employee in such regard and provide all necessary information required in connection therewith, and pay all costs associated with such gaming licenses, including application fees, investigation fees, or any other similar expenses such as attorneys' fees, reasonably approved by Employer and incurred in connection therewith. If Employee should fail to obtain any such license due to his lack of suitability or failure to submit information in a timely manner, then this Agreement may be immediately terminated by Employer, in which event Employee shall have no right to any further compensation hereunder and the divestiture provisions set forth in Section 11 hereof shall become effective. During the course of his employment, Employee shall fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

         8.      Termination.

                 A.       Termination for Cause.   Employee may be terminated
by Employer for "cause" in which event the provisions of Section 8.A(i) through
(iv) below shall apply.

                 For purposes of this Agreement "cause" is herein defined as one or more of the following events:

                          (a)     the failure of Employee to initially obtain a
gaming license or the revocation, or suspension for a period in excess of ninety (90) days, of any of Employee's gaming licenses due to an act or omission of Employee, which was not caused by Employer or any of its representatives;

                          (b)     failure or refusal of Employee to observe or
perform any of the material provisions of this Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Agreement or any other written agreement with Employer;

                          (c)     commission of fraud, misappropriation,
embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency or conviction for any crime punishable as





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a felony or a gross misdemeanor involving dishonesty or moral turpitude, or the commission of any act or acts which have a material adverse effect upon Employee's ability to perform the duties which are assumed or assigned to him pursuant to this Agreement, or which actions or occurrences are materially adverse to the interests of Employer;

                          (d)     refusal or failure to comply with the
reasonable and lawful directives of and/or procedures established by the CEO, Jack B. Binion, or his successor, or the Board of Directors; or

                          (e)     the death of Employee or the "long-term"
mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of responsible physicians retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein. For purposes of this Agreement, "long-term" shall be defined as exceeding a period of one hundred eighty (180) days.

                          Termination of Employee's employment for cause under
Sections 8.A(c) or (e) above shall be effective upon notice. Termination of Employee's employment for cause under Sections 8.A(a), (b) or (d) above shall be effective upon thirty (30) days prior written notice to Employee; provided that prior to the giving of such notice of termination, Employer shall notify Employee that a factual basis for termination for cause exists, specifying such basis.

                          Upon any termination of Employee's employment by
Employer under this Section 8.A, the following shall apply:

                                  (i)      Employee shall be paid his Base
Compensation through the effective date of such termination;

                                  (ii)     Employee shall be entitled to retain
his Fully Vested Ownership Interest in the LLC (as hereinafter defined in Section 11);

                                  (iii)    The covenant not to compete and
confidentiality agreement set forth in Sections 9 and 10 hereinbelow shall apply in the manner and to the extent set forth herein; and

                                  (iv)     The put/call option described in
Section 12 hereinbelow shall become effective for all purposes.

                 B. Termination Without Cause. This Agreement may be terminated at any time by Employer, upon thirty (30) days prior written notice to Employee, at the will of Employer and without good cause as described in
Section 8.A above. In the event of any such termination without cause, the following shall apply:





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                 (i)      Employee shall be paid his Base Compensation through
the effective date of such termination;

                 (ii) Employee shall be entitled to retain that portion of his Ownership Interest in the LLC which, upon the effective date of such termination, is fully vested plus Employee shall be entitled to be vested in an additional 125,122.25 Units in the LLC, as of the effective date of such termination by Employer (subject to the maximum Ownership Interest of 500,489 Units set forth in Section 5.B above);

                 (iii) The covenant not to compete and confidentiality agreement set forth in Sections 9 and 10 hereinbelow shall apply in the manner and to the extent set forth herein; and

                 (iv) The put/call option described in Section 12 hereinbelow shall become effective for all purposes.

                 C. Additional Benefit. Upon the termination of Employee's employment with Employer for any reason (including a failure to renew this Employment Agreement or to enter into a new Employment Agreement with Employer), Employer shall immediately pay Employee the following amounts in cash (the "Severance Benefit"):

                          (a)     if such termination is by Employer with cause
(i) $300,000, if Employee is terminated on or before July 20, 1996; (ii) $683,461, if Employee is terminated on or before July 20, 1997; (iii) $1,025,192, if Employee is terminated on or before July 20, 1998 and (iv) $1,366,923, if Employee is terminated after July 20, 1998, or

                          (b)     if such termination is by Employee or is by
Employer without cause, (i) $683,461, if Employee is terminated on or before July 20, 1996; (ii) $1,025,192 if Employee is terminated on or before July 20, 1997; and (iii) $1,366,923, if Employee is terminated after July 20, 1997.

                 Notwithstanding the foregoing, within ninety (90) days of the occurrence of a Binion Disposition Event (defined in Section 11 below), unless Employee has been previously paid a Severance Benefit, Employee shall be paid $1,366,923 in cash and Employee shall have no further right to receive a Severance Benefit.

                 If on the date of the termination of Employee's employment (the "Termination Date") the maximum federal income tax rate on net capital gains applicable to individuals who engage in transactions (the "Capital Gain Rate") is less than the maximum federal income tax rate on ordinary income applicable to individuals with respect to income earned on the Termination Date (the "Ordinary Income Rate"), then the amount payable pursuant to the other provisions of this Section 8.C shall be increased by:





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                          (i)     a sum equal to the amount payable pursuant to
the other provisions of this Section 8.C multiplied by the difference, expressed as a percentage, between the Ordinary Income Rate and the Capital
Gain Rate, divided by

                          (ii)    the difference between one (1) and the
Ordinary Income Rate.

         For example, if Employee's employment is terminated after July 20, 1998 and on the Termination Date the Capital Gain Rate is 28% and the Ordinary Income Rate is 39.6%, then the amount payable pursuant to this Section 8.C would be:

                 $1,366,923 + ($1,366,923 x 11.6%) = $1,629,445
                              --------------------
                                     60.4%

         9.      Covenant Not to Compete.

                 A. Covenant. Upon any resignation by Employee or termination of the employment of Employee with cause, Employee agrees that for a period not to exceed one year from and after the date of such termination, he will not serve in any capacity, whether as an officer, director, employee or consultant, to any other casino company which is either (i) competing directly against the LLC, the Company or any of their subsidiaries or affiliates at the time of such termination; or (ii) in any "RFP" process under way on the Termination Date or any other similar competitive process under way on the Termination Date in which a limited number of gaming licenses are available for issuance to one or more gaming companies selected out of a group of competing companies, such as the competitive licensing process in which one of the LLC's subsidiaries is presently engaged in Harrison County, Indiana. Such covenant not to compete has been given by Employee to Employer and the LLC for full and adequate consideration including, without limitation, the Ownership Interest, and such covenant not to compete will expire on the earlier to occur of: (i) one year after the Termination Date; or (ii) the date upon which all competitive licensing processes under way on the Termination Date are completed and a specific company or companies are selected for award of such license or licenses.

                 B. Modification. If any court of competent jurisdiction determines that the term or the business or geographic scope of the covenant contained in Section 9.A above is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business scope or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and such covenant shall be enforced as modified.

                 C. Injunctive Relief. It would be difficult or impossible to ascertain the measure of damages to Employer and/or the LLC resulting from any breach of this covenant not to compete,





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injury to Employer and/or the LLC from any such breach may be irreparable, and money damages therefor may be an inadequate remedy. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Section 9, Employer and/or the LLC shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from breaching this Section 9.

         10.     Disclosure of Confidential Information.

                 A. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer and/or the LLC which has been expressly or implicitly protected by Employer and/or the LLC or which, from all of the circumstances, Employee knows or has reason to know that Employer and/or the LLC intend or expect to keep secret. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer and/or the LLC.

                 B. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and for two (2) years following the Termination Date, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer and/or the LLC pursuant to this Agreement.

                 C. Scope. Employee's covenant in Section 10.B above to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the information in an improper manner or against the wishes of Employer.

                 D. Title. All documents and other tangible or intangible property (including business opportunities which Employer and/or the LLC is pursuing) relating in any way to the business of Employer and/or the LLC which are conceived or generated by Employee or come into Employee's possession during the





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employment period shall be and remain the exclusive property of Employer and/or the LLC, and Employee shall return immediately to Employer and/or the LLC, upon their request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and/or the LLC and which relate in any way to the business, customers, products, practices or techniques of Employer and/or the LLC, as well as all other property of Employer and/or the LLC, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer and/or the LLC which in any of these cases are in Employee's possession or under Employee's control.

                 E. Compelled Disclosure. If a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. If Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling disclosure of Confidential Information by the Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

                 F. Injunctive Relief. The disclosure, use or usurpation of Confidential Information would cause significant economic detriment to the business of Employer and/or the LLC which may be irreparable and for which monetary damages may be an inadequate remedy. Accordingly, Employer and/or the LLC shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction restraining Employee from the disclosure, use or usurpation in any manner of any Confidential Information.

         11. Possible Divestiture of Ownership Interest. Employee's Ownership Interest in the LLC, being 500,489 Units, which Employee is entitled to receive in accordance with the terms of this Agreement, shall be conveyed in its entirety to and held by Employee on October 1, 1995, subject to the approval of applicable Gaming Authorities and compliance with Governmental Requirements. A portion of the Ownership Interest of Employee shall, nevertheless, be subject to divestiture based upon the following terms and conditions:

                 A. Twenty-five percent (25%) of such Ownership Interest shall not be subject to divestiture and shall be deemed fully vested for all purposes upon execution of this Agreement;





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provided that the remaining seventy-five percent (75%) shall be subject to possible divestiture and shall only become fully vested based upon the following provisions;

                 B. Subject to the provisions of Section 8.B above, seventy-five percent (75%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to July 20, 1996;

                 C. Subject to the provisions of Section 8.B above, fifty percent (50%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns on or after July 20, 1996 and prior to July 20, 1997; and

                 D. Subject to the provisions of Section 8.B above, the final twenty-five percent (25%) of such Ownership Interest of Employee in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns on or after July 20, 1996 and prior to the scheduled termination date of this Agreement set forth in Section 2 above. The Ownership Interest of Employee in the LLC which is not subject to divestiture pursuant to the provisions set forth above is referred to herein as the "Fully Vested Ownership Interest".

                 Such divestiture of the Ownership Interest shall be automatic upon the occurrence of the event giving rise to such divestiture, and shall not require the consent, acknowledgement or concurrence of Employee. Upon any such event causing divestiture of all or a portion of the Ownership Interest, Employer and/or the LLC shall send a written notice to Employee specifying the amount of the Ownership Interest that has been divested and the reason for such divestiture. Employee agrees to execute any and all documents reasonably requested by counsel for the LLC to evidence such divestiture. Such divestiture shall be made without payment of any type whatsoever to Employee, and shall be effective for all purposes from the date of the event giving rise to such divestiture. In no event shall such divestiture be deemed a "forfeiture", but rather the possibility of such divestiture is part of the bargained for consideration to Employer in entering into this Agreement; it being clearly understood and agreed that Employee's performance of services in a manner satisfactory to Employer for the entire term of this Agreement is the consideration to be provided by Employee to Employer for the Ownership Interest to be conveyed to Employee pursuant to this Agreement.

                 Notwithstanding the provisions of Sections 11.B, 11.C and 11.D hereof, if Jack B. Binion (including any entities through which Jack B. Binion holds his ownership interest in the LLC, family members of Jack B. Binion and/or trusts established for the benefit of his heirs) transfers a controlling interest in the LLC





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to a third party in a transaction other than a public offering (a "Binion
Disposition Event"), the entire Ownership Interest of Employee shall immediately become a Fully Vested Ownership Interest and no longer subject to divestiture.

         12. Put/Call Option Upon Termination. In the event of the termination of Employee's employment with Employer, for whatever reason, and with or without cause, then the LLC shall have the right to purchase the Fully Vested Ownership Interest of Employee at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Call Option"). In a similar fashion, Employee shall have an option to require the LLC to purchase back his entire Fully Vested Ownership Interest in the LLC at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Put Option"). The LLC or Employee, as the case may be, may exercise their respective options provided for in this Section 12, by tendering written notice to the other party of exercise of such option within ninety (90) days after the date of the termination of this Agreement.

         In the event that either option described herein should be exercised by Employee or the LLC, then Employee and the LLC agree to promptly convene and attempt in good faith to determine the fair market value of the Ownership Interest to be purchased by the LLC from Employee. Such fair market value of the Fully Vested Ownership Interest shall take into account that such Interest constitutes an interest only in future profits and asset appreciation, and not capital, all as provided in Section 5.B hereof. In the event that the LLC and Employee are unable to agree upon such fair market value, then the parties hereto agree to submit such matter to an independent appraisal to be conducted in Las Vegas, Nevada in accordance with the terms set forth below. Either party may initiate such appraisal process by delivery of written notice to the other party to such effect, designating the name of an appraiser that is to represent it in such appraisal process. Thereafter, within ten (10) days of receipt of such notice, the other party shall designate an appraiser to represent it in such process. Within ten (10) days after designation of the second appraiser, the two appraisers shall convene and agree upon a third appraiser. In the event that said two appraisers are unable to agree upon a third appraiser, then the third appraiser shall be selected by lottery, with each appraiser to submit the name of another reputable appraiser, and with the appraiser whose name is drawn in such lottery being designated for all purposes as the third appraiser.

         Within ten (10) days after selection of the third appraiser, the three appraisers shall convene and attempt to agree upon the fair market value of the Ownership Interest to be purchased by the LLC. If unable to agree, then each appraiser shall within thirty (30) days thereafter prepare his own independent appraisal report and such reports shall be submitted to the LLC and Employee. Provided that the middle appraisal is within ten percent (10%) of either the high or low appraisal, then the middle appraisal (the highest and lowest appraisals being disregarded) shall be deemed to be the fair market value and thus the valuation to be used for purposes of the LLC's acquisition of Employee's Fully Vested Ownership Interest.

         In the event that the middle appraisal is not within ten percent (10%) of either the high or low appraisal, then the determination of the fair market value of Employee's Ownership Interest shall be submitted to arbitration in accordance with the provisions of Section 17 hereinbelow, and in such arbitration, each of the appraisers shall be entitled to submit their appraisal report and testify on behalf of the LLC or Employee. The arbitration panel, after hearing all evidence desired to be submitted by the LLC and Employee, shall determine said fair market value, and such decision by said arbitration panel shall be binding upon the LLC and Employee.

         The purchase price to be paid by the LLC as determined by agreement or appraisal as described herein shall be paid in cash to Employee upon Employee's transfer to the LLC of his Fully Vested Ownership Interest in the LLC.

         The LLC and Employee agree that any persons chosen to represent them as appraisers shall be qualified and competent MAI appraisers or a certified public accountant with one of the "Big Six" accounting firms, experienced in valuing closely held partnerships or corporations. In the event that the LLC is a publicly traded company at the time of termination, then the provisions of this Section 12 shall be inapplicable, and accordingly, the Put and Call Option described herein shall terminate for all purposes.

         In the event that the LLC exercises its Call Option, then the LLC agrees to pay for all of the reasonable expenses incurred in connection with such appraisal process, including the cost associated with the appraiser selected by Employee, provided that the amount charged by such appraiser is a fair and reasonable fee. In the event that Employee exercises his Put Option, then the LLC shall bear the cost of its appraiser, Employee shall bear the cost of his appraiser and the LLC and Employee shall each bear one-half (1/2) of the cost of the third appraiser.

         13. Distributions; Public Offering. Employee shall become a member of the LLC subject to all rights, conditions and other provisions of the Operating Agreement which governs the relationship among all of the members of the LLC. Accordingly, Employee shall be entitled to receive distributions from the LLC with respect to Employee's Ownership Interest in the same manner and at the same time as other members of the LLC under the terms of the

Operating Agreement or the terms of any credit agreement or other financing to which the LLC or any of its subsidiaries or affiliates is a party. One of the credit agreements currently in effect restricts the members of the LLC from receiving distributions in an amount in excess of that intended to be sufficient to discharge federal and state income taxes that may be levied against the income allocated to each of such members pursuant to the provisions of applicable law.

         In addition, if the LLC, its business or any portion thereof is at some point in the future included in a public offering, which public offering involves all or substantially all of the gaming interests or ventures owned or controlled by Jack B. Binion, then in such event, the valuation to be placed upon the business of the LLC shall be that which is determined in good faith by the investment banking firm acting as the lead underwriter in such public offering. Such valuation shall be based upon such firm's fair market appraisal of the value of the business of the LLC in comparison to the other assets to be included in such public offering. In such event, Employee shall receive a percentage of stock in the resulting public company equal to the percentage that the value of the Employee's Ownership Interest (as determined taking into account that such Interest has an interest only in future profits and asset appreciation, and not capital, all as provided in Section 5.B hereof) bears to the value of the LLC (subject to dilution as a result of such offering) times the amount determined by dividing the value of the LLC, as determined by such investment banking firm, by the value of all assets (including the LLC) included in and cash raised by the public company in the public offering. By way of example, if Employee's Ownership Interest was valued at one-half of one percent (.5%) of the LLC's value and the total value of the LLC was $400,000,000 and the value of the other assets included in the public offering, including cash raised in the public offering, was $200,000,000, then the ownership or stock interest of Employee in the public company after the public offering would be equal to one-third of one percent (.333%).

         In the event that the LLC is involved in a public offering at any time during the term of this Agreement, then that portion of the stock of the public company that Employee is entitled to receive, but which is still not fully vested and thus subject to divestiture pursuant to the terms of this Agreement, shall be escrowed in the custody of the public company and shall not be released to Employee until such time as such stock becomes free from potential divestiture. Accordingly, during the time that such stock is escrowed with the public company, Employee shall not margin, pledge, sell, transfer or otherwise attempt to encumber or dispose of such stock, except to the public company. At the time that such stock is no longer subject to divestiture, then it shall be immediately released by the public company to Employee.

         14. Representations and Warranties. Employer, as the following relate to Employer, and the LLC, as the following relate to the LLC, hereby represent and warrant to Employee as follows:

                          (a)     The LLC is a limited liability company, duly
organized and validly existing under the laws of the State of Delaware; Employer is a Nevada corporation, duly organized and validly existing under the laws of the State of Nevada;

                          (b)     This Agreement, when executed by Jack B.
Binion, as CEO and Chairman of the Company, will constitute a legal, valid, and binding agreement on the part of Employer and the LLC, having been duly authorized by all requisite corporate and company resolutions or authorizations; and

                          (c)     This Agreement, when executed by Employer and
the LLC, will not conflict with, violate the terms of or create a default under any other agreement, contract or other obligation Employer and/or the LLC is a party to or by which Employer or the LLC is bound.

                 Employee hereby represents and warrants to Employer and the LLC as follows:

                          (i)     this Agreement, when executed by Employee,
will not conflict with, violate the terms of or create a default under Employee's present employment arrangements and/or agreement, whether oral or written;

                          (ii)    Employee has never been denied a gaming
application by any Gaming Authority and Employee currently knows of no reason why Employee would not be qualified to receive a gaming license from any jurisdiction in which the LLC and/or any of its affiliates or subsidiaries conducts gaming operations;

                          (iii)   Employee is unaware of any mental, physical
or emotional condition, including, without limitation, substance or alcohol abuse problems, which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein; and

                          (iv)    Employee has read the Operating Agreement and
agrees to be bound thereby with respect to the Ownership Interest. Employee specifically confirms that the representations and warranties set forth in
Section 14 of the Operating Agreement are accurate as to Employee.

         Employer, the LLC and Employee understand and agree that each is entering into this Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by either of the parties hereto would constitute a default hereunder.

         15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein, including without limitation the Amended and Restated Employment Agreement between the parties hereto also dated as of October 1, 1995.

         16. All Amendments in Writing. This Agreement may not be amended orally, but only pursuant to a written instrument executed by Employer, the LLC and Employee.

         17. Arbitration. In the event of any dispute or controversy between Employer and/or the LLC and Employee with respect to any of the matters set forth herein, then such dispute or controversy shall be submitted to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

         18. Governing Laws. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         19. Notices. Any notice required or permitted to be given in connection with this Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission.

         All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:

                 If to Employer:    Horseshoe Gaming, Inc.
                                    330 S. Fourth Street
                                    Las Vegas, Nevada 89101
                                    Attn: Jack B. Binion

                 If to Employee:    Mr. Walter J. Haybert
                                    9636 Fox Hill Circle North
                                    Germantown, TN  38139

                 If to the LLC:     Horseshoe Gaming, L.L.C.
                                    330 S. Fourth Street
                                    Las Vegas, Nevada 89101
                                    Attn: Jack B. Binion

         20. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Agreement is a personal services agreement, and that Employer is entering into this Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

         21. Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

         22. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.




"EMPLOYER"                             HORSESHOE GAMING, INC.,
                                       a Nevada corporation

                                       By: /s/ JACK B. BINION
                                          -------------------------------
                                          Jack B. Binion
                                          Chief Executive Officer
                                          and Chairman



"EMPLOYEE"
                                       /s/ WALTER J. HAYBERT
                                       ----------------------------------
                                       Walter J. Haybert
                                       9636 Fox Hill Circle North
                                       Germantown, TN  38139

AGREED AND ACCEPTED as of the
1st day of October, 1995
HORSESHOE GAMING, L.L.C.,
a Delaware Limited Liability Company

By:       HORSESHOE GAMING, INC.
          a Nevada corporation
          Manager


          By: /s/ JACK B. BINION
             --------------------------------
             Jack B. Binion
             Chief Executive Officer
             and Chairman

                                   EXHIBIT A

                                  DEFINITIONS



                 All capitalized terms referenced or used in this Agreement and not specifically defined therein shall have the meanings set forth below in this Exhibit A, which is attached to and made a part of this Agreement for all purposes.

         Excess Cash. The term "Excess Cash" shall have the same meaning as the term "Excess Cash" has in the Limited Liability Company Agreement of the LLC.

         Gaming Authorities. The term "Gaming Authorities" or "Gaming Authority" shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any State.

         Governmental Authorities. The term "Governmental Authorities" means the Government of the United States, and all states, counties and political subdivisions in which any of the Company's casino facilities are located, and all courts or political subdivisions, agencies, commissions, boards or instrumentalities or officers thereof, whether federal, state or local, having or exercising jurisdiction over Employer or any of the Company's gaming facilities, including, without limitation, all Gaming Authorities.

         Governmental Requirements. The term "Governmental Requirements" means all laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or operation of any of the Company's gaming facilities including, without limitation, all required permits, approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities (including, without limitation, any Gaming Authority).

         Net Profits. The term "Net Profits" shall have the same meaning as the term "Profits" has in the Limited Liability Company Agreement of the LLC.